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Stradley Ronon Stevens & Young, LLP

2600 One Commerce Square

Philadelphia, PA  19103-7098

Telephone  215.564.8000

Fax  215.564.8120

www.stradley.com

May 28, 2015

Board of Trustees of Franklin Fund Allocator Series

One Franklin Parkway

San Mateo, CA 94403-1906

Subject:  Post-Effective Amendment No. 52 to the Registration Statement on Form N-1A relating to Franklin Fund Allocator Series, a Delaware statutory trust

Registration No. 333-13601; File No. 811-07851

Ladies and Gentlemen:

We have acted as counsel to Franklin Fund Allocator Series, a Delaware statutory trust (the “Trust”), including its new series, Franklin Payout 2017 Fund, Franklin Payout 2018 Fund, Franklin Payout 2019 Fund, Franklin Payout 2020 Fund, Franklin Payout 2021 Fund, Franklin Payout 2022 Fund and Franklin Payout 2023 Fund (each a “Series”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission of Post-Effective Amendment No. 52 to the Registration Statement of the Trust on Form N-1A under the Securities Act of 1933 and Amendment No. 54 to such Registration Statement under the Investment Company Act of 1940 (the “Amendment”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (“Agreement and Declaration of Trust”), Amended and Restated Bylaws (“Bylaws”) and resolutions adopted by the Trust’s Board of Trustees, and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.      The shares of each Series will be issued in accordance with the Trust’s Agreement and Declaration of Trust, Bylaws (each as amended to date) and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of shares of each Series.

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2.      Each Series’ shares will be issued against payment therefor as described in the Series’ then-current Prospectus and Statement of Additional Information relating thereto and that such payment will have been at least equal to the applicable offering price.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares of beneficial interest, without par value, of each Series to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as an exhibit to the Amendment.

Very truly yours,

Stradley Ronon Stevens & Young, LLP

By:   /s/ Amy C. Fitzsimmons

         Amy C. Fitzsimmons, Partner

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